UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 1, 2016

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

801 Capitola Drive

Durham, NC  27713

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Cost-Saving Measures

On April 1, 2016, the Board of Directors (the “Board”) of Heat Biologics, Inc. (the “Company”) approved a cost-savings plan and focused corporate strategy as described in Item 2.05 below.

Modification of Compensation Arrangements

In connection with the cost-savings plan, each of Jeffrey Wolf, the Company’s Chief Executive Officer, Melissa Price, the Company’s Vice President of Product Development, and Taylor Schreiber, the Company’s Chief Scientific Officer, have agreed to defer payment of a portion of their annual base salary (25% for Mr. Wolf, 20% for Dr. Price and 20% for Dr. Schreiber) on a monthly basis commencing on April 1, 2016 until December 31, 2016 at which time the payment of the full base salary shall resume; provided that payment of the full base salary shall resume and full payment of all deferred amounts shall be made upon the earliest to occur of certain events that are described in amendments to the employment agreements entered into by the Company with each of Mr. Wolf, Dr. Price and Dr. Schreiber.  The foregoing summary descriptions of the amendments to the employment agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of such documents that are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

New Employment Agreement

On April 5, 2016, the Company entered into a four-year employment agreement with Ann Rosar (the “Rosar Employment Agreement”), the Company’s Controller since January 2015, newly appointing her to serve as the Company’s Vice President of Finance and Corporate Secretary.

Pursuant to the Rosar Employment Agreement, Ms. Rosar will be entitled to an annual base salary of $160,000 and will be eligible for a discretionary performance bonus.  Ms. Rosar was also granted a ten year option exercisable for 20,000 shares of the Company’s common stock, vesting pro rata on a monthly basis over a four year period. In addition, if Ms. Rosar’s employment is terminated for any reason, she or her estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by her to the extent not previously paid (the “Accrued Obligations”); provided, however, that if her employment is terminated  by the Company without Just Cause (as defined in the Rosar Employment Agreement) or by Ms. Rosar for Good Reason (defined as a material breach of the terms of the Rosar Employment Agreement by the Company, which breach is not cured within thirty (30) days) then in addition to paying the Accrued Obligations, the Company shall continue to pay her then current base salary for a period of four (4) months.

The information contained in this Item 1.01 regarding the Rosar Employment Agreement is qualified in its entirety by the copy of the Rosar Employment Agreement attached to this Current Report on Form 8-K as Exhibit 10.4 and is incorporated by reference herein.

Severance Arrangements

In connection with the Company’s cost-savings plan, Timothy Creech, the Company’s Chief Financial Officer and Corporate Secretary, and Anil Goyal, the Company’s Vice President of Business Development, departed from the Company effective as of April 4, 2016.

The Company entered into a severance agreement, dated April 5, 2016, with each of Mr. Creech and Dr. Goyal, respectively, in accordance with the terms of their respective employment agreements.  Pursuant to the severance agreements, Mr. Creech will receive a payment equal to six (6) months of his annual base salary (which equals $142,500) and Dr. Goyal will receive a payment equal to four (4) months of his annual base salary (which equals $85,000). Each severance agreement also contains provisions that are customary for agreements of this type. These include confidentiality and non-solicitation provisions.  In accordance with federal law, Mr. Creech and Dr. Goyal are each entitled to revoke his acceptance of their severance agreement within seven (7) days of its execution. If Mr. Creech or Dr. Goyal revokes his acceptance, the severance agreement will be of no further force or effect and he will not be entitled to the benefits described above.

The descriptions of the severance agreements are qualified in their entirety by the complete terms of such agreements, which are filed as Exhibits 10.5 and 10.6, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.05. Costs Associated with Exit or Disposal Activities.

The information set forth in Item 1.01 of this Current Report is incorporated by reference in response to this Item 2.05.

On April 1, 2016, the Board approved a cost-savings plan and focused corporate strategy involving reductions in headcount as well as a reduction in compensation for the Company’s leadership team to decrease operating costs.  These cost-saving measures are in response to recent events, including the limited net proceeds raised in the Company’s recently completed financing, and an assessment of its capital requirements and assets. The Company is implementing cost-saving measures and a focused corporate strategy to achieve, with its current cash on-hand, data readout in the fourth quarter of 2016 for its lead Phase 2 clinical trial evaluating HS-410 for the treatment of non-muscle invasive bladder cancer (NMIBC). These cost saving measures are intended to significantly reduce the Company’s cost structure and scale the organization appropriately for its current goals. The Company plans to direct its resources primarily to enable the completion of its Phase 2 clinical trial of HS-410 for the treatment of NMIBC and to advance the current eight patients enrolled in its Phase 1b trial evaluating HS-110 in combination with nivolumab, a Bristol-Myers Squibb PD-1 checkpoint inhibitor, for the treatment of non-small cell lung cancer.

The Company’s corporate cost-savings plan includes a workforce reduction of approximately twenty-two percent (22%) of the Company’s headcount, or six positions.  The Company estimates that it will incur total expenses relating to termination benefits of approximately $295,000 in the second quarter of 2016.  In the first quarter of 2017, the Company estimates that it will incur expenses of approximately $299,000 for retention bonuses equal to three months of base salary payable to Dr. Price, Dr. Schreiber and Ms. Rosar, as well as retention bonuses to four other employees that will be paid if the employees remain employed with the Company through December 31, 2016.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report is incorporated by reference in response to this Item 5.02.

Effective April 4, 2016, Ann Rosar, age 64, the Company’s Controller since January 2015, will assume the roles of Vice President of Finance and Corporate Secretary.  Ms. Rosar, has over twenty (20) years of experience in finance with publicly held companies and more than ten (10) years of experience regarding regulatory reporting requirements.  Prior to serving as the Company’s Controller, Ms. Rosar served as Manager of Financial Reporting and Accounting for LipoScience, Inc. (acquired by LabCorp), a provider of specialized cardiovascular diagnostic tests, from 2013 to 2015.  From 2007 until 2013 she served in various roles at DARA Biosciences, Inc. (now Midatech Pharma US), an oncology supportive care pharmaceutical company, including the Vice President of Finance, Chief Accounting Officer and Controller.  Ms. Rosar was the Manager of Financial Reporting and Accounting with Cicero, Inc. (formerly Level 8 Systems), a provider of business integration software, from June 2000 until November 2007, where she was responsible for Securities and Exchange Commission reporting, audits and budget analysis. Prior to that position, she served as Senior Financial Analyst-Business Operations for Nextel Communications. Ms. Rosar received a MBA in Finance from the University of Houston and received her undergraduate degree from North Carolina State University.

Given the size of the Company, the stage of its business life cycle and the extensive experience of Ms. Rosar, who will act as the Company’s Vice President of Finance and Corporate Secretary, management does not believe that the Company currently requires the services of a Chief Financial Officer.

There are no family relationships between Ms. Rosar and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.  Additionally, there have been no transactions involving Ms. Rosar that would require disclosure under Item 404(a) of Regulation S-K.

Effective April 4, 2016, in connection with the Company’s cost-savings plan , Timothy Creech, the Company’s Chief Financial Officer and Corporate Secretary, and Anil Goyal, the Company’s Vice President of Business Development, departed from their positions with the Company.

On April 4, 2016, Louis C. Bock and Michael Kharitonov, Ph.D. each provided the Company with notice of their respective resignations from the Board, effective immediately.  Mr. Bock served on the Audit Committee and Dr. Kharitonov served on the Compensation Committee and Nominating and Corporate Governance Committee.  Mr. Bock and Dr. Kharitonov had served on the Board since 2013 and 2009, respectively.  The resignations from the Board were not due to any disagreement related to the Company’s operations, policies or practices.

As disclosed above, retention bonuses equal to three months of base salary will be paid to each of Dr. Price, Dr. Schreiber, and Ms. Rosar provided that each remains employed with the Company through December 31, 2016.

Item 7.01. Regulation FD Disclosure.

On April 7, 2016, the Company issued a news release announcing the cost-savings plan and focused corporate strategy. The information furnished on Exhibit 99.1 is incorporated by reference under this Item 7.01 as if fully set forth herein.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit

Number

Description

10.1

Amendment to Jeffrey Wolf Employment Agreement, dated April 1, 2016

10.2

Amendment to Melissa Price Employment Agreement, dated April 1, 2016

10.3

Amendment to Taylor Schreiber Employment Agreement, dated April 1, 2016

10.4

Ann Rosar Employment Agreement, dated April 5, 2016

10.5

Severance Agreement, dated as of April 5, 2016, with Timothy Creech

10.6

Severance Agreement dated as of April 5, 2016, with Anil Goyal

99.1

Press Release dated April 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2016	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer